Exhibit 4.19

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) by and among Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“SPAC”), Blue Gold Limited, a Cayman Islands exempted company limited by shares (the “Issuer”), and Cibreo Partners LLC, a New York limited liability company (the “Investor”) is dated March 17, 2025.

BACKGROUND

A. The SPAC, Issuer, and other signatories previously entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024, as amended by that certain First Amendment to the Second Amended and Restated Business Combination Agreement dated November 7, 2024 (as may be further amended, supplemented, or otherwise modified from time to time, the “Transaction Agreement”) under which, among other things, the SPAC will merge into the Issuer with the Issuer being the surviving company on the terms and subject to the conditions of the Transaction Agreement (the “Transaction”).

B. Issuer, Investor, SPAC, and other signatories previously entered into that certain letter agreement dated November 8, 2024 (the “Letter Agreement”) under which, among other things, the Issuer agreed to provide the Investor with a Subscription Agreement to purchase up to 432,891 ordinary shares in the capital of the Issuer in accordance with the terms of the Letter Agreement.

C. In connection with the Transaction and the Letter Agreement, the Issuer is providing to Investor the opportunity to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, 432,891 ordinary shares in the capital of the Issuer (the “Shares”) in a private placement for a purchase price of $0.0001 per share (the “Per Share Purchase Price”). The aggregate purchase price to be paid by the Investor for the subscribed Shares as set forth on the signature page (the “Subscribed Shares”) is referred to as the “Subscription Amount.”

D. In consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth in this Subscription Agreement, and intending to be legally bound, each of the Investor, the Issuer, and SPAC agrees as follows:

AGREEMENT

1. Subscription. The Investor irrevocably subscribes for and agrees to purchase from the Issuer the number of Shares set forth on the signature page of this Subscription Agreement. The Investor acknowledges that the Issuer reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time before its acceptance, and the same shall be deemed to be accepted by the Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer; the Issuer may do so in counterpart form.

2. Closing. The closing of the sale of the Shares (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the consummation of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) the Issuer to the Investor (the “Closing Notice”), that the Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to the Issuer, three (3) business days before the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s)  specified by the Issuer in the Closing Notice, to be held in escrow until the Closing with a reputable law firm or financial institution. The Subscription Amount shall only be released to the Issuer upon Closing. If for any reason the Closing or the Transaction does not happen, or Investor’s Shares are not issued, the Subscription Amount shall be returned to the Investor without any deductions.

The Investor shall also deliver to the Issuer any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. As soon as practicable following, but not later than one (1) business day after the Closing Date, the Issuer shall (1) issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on the Issuer’s register of members and (2) deliver to the Investor a copy of the records of the Issuer’s transfer agent or other evidence showing the Investor as the owner of the Shares on and as of the Closing Date; provided, however, that the Issuer’s obligation to issue the Shares to the Investor is contingent upon the Issuer having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within ten (10) business days following the Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by SPAC, the Issuer and Investor, the Issuer shall promptly (but not later than one subsequent (1) business day) return the Subscription Amount in full to the Investor. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, London, or the Cayman Islands are authorized or required by law to close.

3. Closing Conditions.

a. The obligation of the parties to consummate the purchase and sale of the Shares under this Subscription Agreement is subject to the satisfaction or valid waiver by SPAC and the Issuer, on the one hand, and the Investor on the other hand, of the condition that all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares under this Subscription Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

b. The obligation of the Issuer to consummate the issuance and sale of the Shares under this Subscription Agreement shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or before the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares under this Subscription Agreement shall be subject to the satisfaction or valid waiver by the Investor of the additional conditions that (i) all representations and warranties of the Issuer and SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, Issuer Material Adverse Effect or SPAC Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Issuer and SPAC of each of their respective representations and warranties contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of the Issuer required by the Subscription Agreement to be performed by it at or before the Closing Date shall have been performed in all material respects and (iii) the Investor shall have delivered the Subscription Amount to Issuer in compliance with the terms of this Subscription Agreement.

4. Further Assurances. At or before the Closing Date, the parties shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Issuer Representations and Warranties. The Issuer represents and warrants to the Investor that:

a. The Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver, and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, subject to the receipt of the Subscription Amount in accordance with the terms of this Subscription Agreement and registration on the Issuer’s register of members, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment in accordance with the terms of this Subscription Agreement and registered on the Issuer’s register of members, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s memorandum and articles of association (as may be amended and/or restated from time to time) in effect on the Closing Date or under the Cayman Islands Companies Law.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by the Issuer with all of the provisions of this Subscription Agreement and the consummation of the contemplated transactions will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer under the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject that would reasonably be expected to have a material adverse effect on the ability of the Issuer to timely comply in all material respects with the terms of this Subscription Agreement (an “Issuer Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

e. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Shares by the Issuer to the Investor. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to the Issuer’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

6. Investor Representations and Warranties. The Investor represents and warrants to SPAC and the Issuer that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, and accordingly, understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J), (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements in this Subscription Agreement on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor (i) is an “institutional account” as defined by FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) exercised independent judgment in evaluating the Investor’s participation in the purchase of the Shares, and (z) understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The information provided by the Investor on Schedule A is true and correct in all respects.

b. The Investor acknowledges that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Issuer or a subsidiary, (ii) to non-U.S. persons under offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) under another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges that it has been advised to consult legal counsel and tax and accounting advisors before making any offer, resale, transfer, pledge or disposition of any of the Shares.

c. The Investor acknowledges that the Investor is purchasing the Shares directly from the Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, the Issuer, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in Section 5 and those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 7.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, the Issuer, the Transaction and the business of the Issuer, and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the respective filings of SPAC and the Issuer with the U.S. Securities and Exchange Commission (the “SEC”). The Investor acknowledges that the Investor and the Investor’s professional advisor(s), if any, have had the full access to and opportunity to ask such questions, receive such answers and obtain such financial and other information and an opportunity to review such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Issuer, or a representative of SPAC, the Issuer, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Issuer, or a representative of SPAC, the Issuer. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising or, to its knowledge, general solicitation and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, the Issuer, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 5 and of SPAC contained in Section 7, in making its investment or decision to invest in the Issuer.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Issuer’s and SPAC’s respective filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of SPAC, the Issuer, or any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Issuer, the Transaction, the Transaction Agreement, this Subscription Agreement or the contemplated transactions, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges that (i) the SPAC and the Issuer currently may have, and later may come into possession of, information regarding the SPAC and the Issuer that is not known to the Investor and that may be material to a decision to enter into this transaction to purchase the Shares (“Excluded Information”), (ii) the Investor has determined to enter into the this transaction to purchase the Shares notwithstanding its lack of knowledge of the Excluded Information, and (iii) neither the SPAC nor the Issuer shall have liability to the Investor, and the Investor to the extent permitted by law waive and releases any claims it may have against the SPAC or the Issuer, with respect to the nondisclosure of the Excluded Information.

k. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

l. The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

m. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

n. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC and the Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

o. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

p. The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acting for the purpose of acquiring, holding or disposing of equity securities of SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

q. No foreign person (as defined in Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all issued and effective rules and regulations (together, the “DPA”)) in which the national or subnational governments of a single foreign state have a “substantial interest” (as defined in the DPA) will acquire a “substantial interest” (as defined in the DPA) in the Issuer as a result of the purchase of Shares by the Investor such that a filing before the Committee on Foreign Investment in the United States would be required under the DPA, and no such foreign person will have “control” (as defined in the DPA) over the Issuer from and after the Closing as a result of the purchase of Shares by the Investor.

r. The Investor has or has commitments to have and, when required to deliver payment to the Issuer under Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares under this Subscription Agreement.

s. The Investor does not have, as of the date of this Subscription Agreement, and during the 30-day period immediately before the date of this Subscription Agreement, the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or end of day short sale positions with respect to the securities of SPAC.

t. If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Investor represents and warrants that (i) neither SPAC, the Issuer nor, to the Investor’s knowledge, any of SPAC’s or the Issuer’s respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

u. No broker, finder or other financial consultant is acting on the Investor’s behalf in connection with this Subscription Agreement or the contemplated transactions in such a way as to create any liability of the Issuer or SPAC for the payment of any fees, costs, expenses, or commissions.

7. Intentionally Omitted.

8. Registration Rights.

a. If the Shares are not registered in connection with the consummation of the Transaction, the Issuer agrees that, within thirty (30) calendar days after the Closing Date (or within ninety (90) calendar days following the Closing Date if the Issuer is required to include additional financial information that is not included in the registration statement on Form F-4 at the time of the closing of the Transaction), it will file or cause to be filed, with the SEC (at the its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing but no later than the earlier of (a) sixty (60) calendar days (or one hundred and twenty (120) calendar days if the SEC notifies the Issuer that it will “review” such Registration Statement) following the initial filing date and (b) ten (10) business days after the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review (the “Effective Date”); provided, however, that if the SEC is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that the Issuer’s obligations to include the Shares in the Registration Statement are contingent upon the Investor furnishing in writing to the Issuer such information regarding the Investor, the securities of the Issuer held by the Investor, the intended method of disposition of the Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Issuer to effect the registration of the Shares, and the Investor shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) as permitted and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 20-F or 10-K for its first completed fiscal year. With respect to the information to be provided by Subscriber under this Section , the Issuer shall request such information from the Investor at least five (5) Business Days before the anticipated filing date of the Registration Statement, and the Issuer shall provide a draft of the Registration Statement to the Investor for review at least three (3) Business Days in advance of filing the Registration Statement. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. The Issuer agrees to, except for such times as the Issuer is permitted to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold under this Subscription Agreement, to remain effective until the earliest of (i) the fifth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued under this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued under this Subscription Agreement (or shares received in exchange) under Rule 144 promulgated under the Securities Act (“Rule 144”) without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”).

b. Before the End Date, the Issuer will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to the Issuer upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after the Issuer becomes eligible to use such Form F-3. The Investor acknowledges that the Issuer may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act. The Issuer’s obligations to include the Shares issued under this Subscription Agreement (or shares issued in exchange) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Issuer such information regarding the Investor, the securities of the Issuer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by the Issuer to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations.

c. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Investor not to sell under the Registration Statement or to suspend the effectiveness, if (x) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Issuer’s control, (y) the Issuer determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if (z) such filing or use could materially affect a bona fide business or financing transaction of the Issuer or its subsidiaries or would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that it will immediately discontinue offers and sales of the Shares under the Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales; provided, for the avoidance of doubt, that the Issuer shall not include any material non-public information in any such written notice. If so directed by the Issuer, the Investor will deliver to the Issuer or destroy all copies of the prospectus covering the Shares in the Investor’s possession.

d. Indemnification

(i) The Issuer agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment or supplement or any omission or alleged omission of a material fact required to be stated or necessary to make the statements not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of the Investor expressly for use in the Registration Statement.

(ii) The Investor agrees to indemnify and hold harmless the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment or supplement or any omission of a material fact required to be stated or necessary to make the statements not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use. The liability of the Investor shall not be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased under this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel it elects in its sole discretion. If such defense is assumed, the indemnifying party will not be liable to the indemnified party for any legal or other expenses incurred by the indemnified party and shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party under the terms of such settlement) or which settlement does not include as an unconditional term the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased under this Subscription Agreement.

(v) If the indemnification provided under this Section from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to in this Subscription Agreement, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under this Section from any person who was not guilty of such fraudulent misrepresentation. Any contribution under this Section by any seller of Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Shares under the Registration Statement. Notwithstanding anything to the contrary, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

9. Additional Investor Agreement. The Investor agrees that, from the date of this Subscription Agreement, none of the Investor or any person or entity acting on behalf of the Investor or under any understanding with the Investor will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any securities of SPAC before the Closing, whether any such transaction or arrangement would be settled by delivery of securities of SPAC, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided that the provisions of this Section 9 shall not apply to long sales (including sales of securities held by the Investor before the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments.

10. Termination. This Subscription Agreement shall terminate and be void and of no further force, and all rights and obligations of the parties shall terminate without any further liability on the part of any party, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties and the Issuer to terminate this Subscription Agreement, and (c) 30 days after the Outside Date (as defined in the Transaction Agreement as in effect on the date of this Subscription Agreement), if the Closing has not occurred by such date other than as a result of a breach of the Investor’s obligations (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided that nothing will relieve any party from liability for any willful breach before the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall notify the Investor in writing of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the Issuer shall promptly (and in any event within two (2) business days) following the Termination Event be returned to the Investor.

11. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated November 9, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are acknowledged, the Investor irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 11 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of shares of SPAC currently outstanding on the date of this Subscription Agreement, under a validly exercised redemption right with respect to any such shares of SPAC, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.

12. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties (other than the Shares acquired, if any) may be transferred or assigned without the prior written consent of each of the other parties; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations may be assigned to any fund or account managed by the same investment manager as the Investor or by a controlled affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SPAC and the Issuer and (ii) the Investor’s rights under Section 8 may be assigned to an assignee or transferee of the Shares; provided further that before such assignment any such assignee shall agree in writing to be bound by the terms; provided, that no assignment under clause (i) of this Section 12 shall relieve the Investor of its obligations.

b. The Issuer may request from the Investor such additional information as the Issuer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, the Issuer agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement the Issuer is required to file, (ii) as required by the federal securities law or under other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed or the Issuer’s securities will be listed for trading. The Investor acknowledges that if it does not provide the Issuer with such requested information, the Issuer may not be able to register the Investor’s Shares for resale under Section 8. The Investor acknowledges that SPAC and/or the Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC and/or the Issuer.

c. The Investor acknowledges that SPAC, the Issuer, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A. Before the Closing, the Investor agrees to promptly notify SPAC and the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC and the Issuer if they are no longer accurate in any respect). The Investor acknowledges that each purchase by the Investor of Shares from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties in this Subscription Agreement (as modified by any such notice) by the Investor as of the time of such purchase.

d. Each of the SPAC and the Investor acknowledges that each representation, warranty, covenant, and agreement of the SPAC and the Investor is being made also for the benefit of the Issuer after the Closing.

e. SPAC and the Issuer are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy to any interested party in any administrative or legal proceeding or official inquiry with respect to the covered matters.

f. All of the agreements, representations and warranties made by each party in this Subscription Agreement shall survive the Closing.

g. This Subscription Agreement may not be modified, waived or terminated (other than under the terms of Section 10) except by an instrument in writing, signed by each of the parties, provided, however, that no modification or waiver by the Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Issuer (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy shall operate as a waiver, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise or the exercise of any other right or power. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

h. This Subscription Agreement (including the schedule) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter. Except as set forth in Section 8(d), Section 10, Section 12(c), Section 12(d), Section 12(e), Section 12(g), this Section 12(h), Section 13 and the last sentence of Section 12(l), with respect to the persons specifically referenced, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties, and their respective successors and assigns, and the parties acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, under the applicable provisions.

i. Except as otherwise provided, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired and shall continue in full force.

k. This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

l. The parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

m. If any change in the number, type or classes of authorized shares of the Issuer (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date of this Subscription Agreement and immediately before the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity), including matters of validity, construction, effect, performance and remedies.

o. Each party, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement.

13. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of the Issuer expressly contained in Section 5 and those statements, representations and warranties of SPAC expressly contained in Section 7, in making its investment or decision to invest in the Issuer. The Investor acknowledges that none of (i) any other investor under this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), or (ii)  any other party to the Transaction Agreement or any Non-Party Affiliate (other than the Issuer and SPAC with respect to the previous sentence), shall have any liability (including in contract, tort, under federal or state securities laws or otherwise) to the Investor, or to any other investor, under, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiations, or its subject matter, or the contemplated transactions, including, without limitation, with respect to any action taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made, as expressly provided in this Subscription Agreement, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Issuer, or any Non-Party Affiliate concerning SPAC, the Issuer any of their respective controlled affiliates, this Subscription Agreement or the contemplated transactions. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Issuer, any of SPAC’s, the Issuer’s, or any family member of the foregoing.

14. Disclosure. SPAC shall, by 9:00 a.m., New York City time, on the third (3rd) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the contemplated transactions and any other material, nonpublic information that SPAC and/or the Issuer has provided to the Investor at any time before the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Issuer or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or under other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 14.

SIGNATURE PAGES FOLLOW

The Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

Name of Investor:	State/Country of Formation or Domicile:

Cibreo Partners LLC	New York

/s/ Tao Tan

Name:	Tao Tan

Title:	Authorized Signatory

Name in which Shares are to be registered (if different):
93-244766
Investor’s EIN:

266 Scribner Hollow Road, PO Box 232 Business Address-Street:	Mailing Address-Street (if different):
Hunter, NY 12442
City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: (212) 461-1021	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for: 432,891

Aggregate Subscription Amount: $43.29	Price Per Share: $0.0001

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

The Issuer has accepted this Subscription Agreement as of the date first written above.

Blue Gold Limited

By:	/s/ Rick Gaenzle
Name:	Richard W. Gaenzle, Jr.
Title:	Director

Acknowledged by:

Perception Capital Corp. IV

Blue Gold Limited

By:	/s/ Rick Gaenzle
Name:	Richard W. Gaenzle, Jr.
Title:	Chief Executive Officer

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐	Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; or

☒	Any entity in which all of the equity owners are “accredited investors” under Rule 501(a) under the Securities Act meeting one or more of the above tests.

This page should be completed by the Investor and constitutes a part of the Subscription Agreement.

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